Exhibit 10.1

Ismail Dawood

77 Hudson Street

Suite 3406

Jersey City, NJ 07302

Dear Izzy,

Thank you for your interest in Santander Consumer USA Inc. (“SC”). Based on previous discussions, we are pleased to formally offer you the full-time position of Chief Financial Officer of SC and Santander Consumer USA Holdings Inc. (“Holdings” and, together with SC, the “Companies”), pursuant to the terms contained in this letter agreement. Your employment with the Companies will begin on December 16, 2015, or as soon thereafter as your obligations to your current employer permit (but in no event later than December 30, 2015) (the “Start Date”).

Your compensation, benefits and other details are as follows:

1.	Position; Duties; Location	During your employment, you will serve as the Chief Financial Officer of both of the Companies, and you will report solely and directly to the Chief Executive Officer of the Companies (the “CEO”); the Boards of Directors of the Companies; the Chief Financial Officer of Santander Holdings USA, Inc., or any other senior executive officer of the top-tier United States holding company of Banco Santander, S.A. (“Banco Santander”); and as required by law or regulation. You will have all of the duties, responsibilities and authorities that are customary for the chief financial officer of corporations of the size and nature of the Companies, plus such additional duties, consistent with the foregoing, as may from time to time reasonably be assigned to you by the CEO or either of the Boards of Directors of the Companies. Your principal place of employment, and principal office, shall be at SC’s headquarters in Dallas, Texas. You agree to re-domicile in Texas no later than February 15, 2016.

2.	Base Salary	Your base salary will initially be $650,000 (USD) per annum, and it will be reviewed no less frequently than annually. Your base salary will be paid bi-weekly over 26 pay periods per year. Your base salary will not be decreased, at any time or for any purpose, without your prior written consent.

3.	Annual Incentive Plan

Your target annual bonus (the “Target Bonus”) will be equal to at least 110% of your annualized base salary. The actual amount of your annual bonus (the “Annual Bonus”) will be determined annually by Holdings’ Compensation Committee in its reasonable discretion based on individual and company performance and the Companies’ Annual Bonus plan (or plans, as applicable) then in effect; provided, however, that your Annual Bonus paid in 2017 for the work you perform in 2016 will not be less than $715,000 (USD) if you are employed by the Companies on the date that the initial cash installment of the Annual Bonus is paid (or due to be paid).

SC will pay each Annual Bonus as follows:

•    30% of the Annual Bonus will be paid in cash at the same time that corresponding bonuses are paid to other senior executives of the Companies generally;

•    30% of the Annual Bonus will be paid in immediately-vested Restricted Stock Units (“RSUs”) at the same time as corresponding annual bonus RSU awards are made to other senior executives of the Companies generally, and on terms and conditions no less favorable to you than those applying generally to other senior executives of the Companies who receive such awards;

•    20% of the Annual Bonus will be paid in cash in three equal payments on the first, second, and third anniversaries of the initial cash bonus payment, subject (except to the extent otherwise provided in the applicable award agreement) to your continued employment with the Companies on the applicable anniversary; and

•    20% of the Annual Bonus will be in paid in RSUs that vest ratably on the first, second, and third anniversaries of the initial cash bonus payment, subject to your continued employment with the Companies on the applicable anniversary (except to the extent otherwise provided in the applicable award agreement).

In order to receive the RSU portions of your Annual Bonuses, you must execute Restricted Stock Unit Award Agreements in forms no less favorable to you than the agreements under which corresponding RSU awards are granted to other senior executives of the Companies, and your awards will be subject to the terms and conditions of such agreements. With respect to your bonus for work performed in 2016, and subject to the immediately preceding sentence, such Restricted Stock Unit Award Agreement will be in substantially the form attached to this agreement as Exhibit E unless any changes to it are required by law, by regulation, or by Banco Santander policy that is applicable to all senior executives of Holdings generally.

In order to receive the deferred cash compensation portion of your Annual Bonuses, you must execute Long-Term Cash Award Agreements in forms no less favorable to you than the agreements under which corresponding deferred cash bonuses are paid to other senior executives of the Companies, and your awards will be subject to the terms and conditions of such agreements. With respect to your bonus for work performed in 2016, and subject to the immediately preceding sentence, such Long-Term Cash Award Agreement will be in a form substantially similar to the one attached to this agreement as Exhibit F unless any changes to it are required by law, by regulation, or by Banco Santander policy that is applicable to all senior executives of Holdings generally.

4.	Annual Banco Santander Performance Incentive	Banco Santander, S.A. currently offers senior executives at the Companies an opportunity to earn an annual performance incentive award. As currently constituted, you will be eligible to receive an annual award of up to 15% of your Target Bonus in the form of RSUs that vest ratably over three years and are subject to performance conditions. You will be paid any such awards annually beginning in 2017 if such awards are then generally available to other senior executives of the Companies. Your awards will be made at the same time that corresponding awards are made to other senior executives of the Companies generally, and they will be subject to terms and conditions no less favorable to you than the terms and conditions of such corresponding awards. As currently constituted, any payout under your awards and the vesting of such awards will be based on the performance of Banco Santander, S.A. In order to receive your awards, you must execute Restricted Stock Unit Award Agreements in forms no less favorable to you than the agreements under which corresponding RSU awards are made to other senior executives of the Companies, and your awards will be subject to the terms and conditions of such agreements. Your award in 2017, if any, will have a target value of at least $107,250 (USD) (15% of your initial Target Bonus).

5.	Long-Term Incentive Awards	(a) You will also receive an additional award of RSUs (the “Initial Annual RSU Award”) with a grant-date value of at least $330,000 (USD), such award to be made no later than the date in 2016 that corresponding awards are made to other senior executives of Holdings generally. Your Initial Annual RSU Award will vest in equal portions on the first, second, and third anniversaries of the grant date, and will otherwise be on terms and conditions no less favorable to you than the terms and conditions of corresponding awards made to other senior executives of Holdings generally. In order to receive any award under this paragraph 5(a), you must execute a Restricted Stock Unit Award Agreement in a form no less favorable to you than the agreements under which corresponding awards are made to other senior executives of Holdings generally, and your award will be subject to the terms and conditions of such agreement.

(b) After 2016, you will receive an annual equity award with a grant-date value, as determined by Holdings on the same basis as for other senior executives of Holdings, of at least $330,000. Such annual awards under this paragraph 5(b) shall be made subject to and according to the terms of any equity plan Holdings adopts for its senior executives generally. In order to receive such awards, you must execute an award agreement in a form no less favorable to you than the agreements under which corresponding awards are made to other executives of Holdings generally, and your award will be subject to the terms and conditions of such agreement.

6.	Medical, Dental, Vision	Eligible first day of employment.

7.	Other	In lieu of any relocation benefits, any car allowance, and any reimbursement of legal fees incurred by you in connection with these arrangements, you will be paid a cash lump sum of $250,000 (the “Relocation Bonus”) on the first regular payroll date in March of 2016 (but in no event later than March 15, 2016). You will also participate in all other benefit and perquisite arrangements that are made available to senior executives of the Companies generally (excluding the aforementioned relocation benefits and car allowance), in each case on terms and conditions no less favorable to you than to other senior executives of the Companies generally.

8.	401(k) Plan	Eligible to enroll the 1st of the month following six months of employment; SC matches 100% of contributions up to 6% of base salary (subject to IRS limits and the terms of the applicable plan).

9.	Sign-on Bonuses

On the first regular payroll date in March (but in no event after March 15, 2016), SC will pay you a one-time cash payment (the “Cash Sign-on Bonus”) of $1,221,555.37.

On or about your Start Date, Holdings will award you 85,367 RSUs under this paragraph 9 (the “Sign-on RSU Award”). The Sign-on RSU Award will vest in equal portions on each of the first three anniversaries of the grant date. In order to receive the Sign-on RSU Award, you must execute a Restricted Stock Unit Award Agreement substantially in the form attached as Exhibit A to this letter agreement, and your award will be subject to the terms and conditions of such agreement.

10. Termination other than for Cause or Disability

In the event that either of the Companies terminates your employment other than for Cause[1] or Disability[2], you will receive (subject only to the release condition and claw-back obligations described below):

(a) 225% of your annual base salary, such sum to be paid in cash on the 65th day following the date (the “Termination Date”) that your employment terminated;

(b) if you so elect under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 12 months of company-paid healthcare coverage for you and your dependents;

(c) full vesting, as of the Termination Date, of your Sign-On RSU Award; and

(d) payout, in cash, of your Initial Annual RSU Award, your Sign-On RSU Award, and your Cash Sign-On Bonus, to the extent that any of them was not awarded prior to the Termination Date, such payout to be made on the 65th day following the Termination Date.

The foregoing benefits are conditioned on your signing within 45 days after the Termination Date, and not timely revoking, a release of claims in substantially the form attached as Exhibit B to this letter agreement which release of claims shall also be deemed to satisfy any requirement for a release of claims as a condition for receiving benefits under any other Company Arrangement.

[1]	For purposes of this letter agreement, “Cause” will mean your: (i) willful dishonesty; (ii) embezzlement, fraud, crime of dishonesty, or other willful misconduct that, in each case, constitutes a felony; (iii) willful and unauthorized disclosure of material confidential information of the Companies or any of their affiliates; (iv) willful failure to obey a material lawful directive that is appropriate to your position from the CEO or from either of the Companies’ Boards of Directors; (v) willful and material breach of any employment or similar agreement with the Companies or any of their affiliates; (vi) willful and material breach of the Companies’ material policies and procedures; (vii) willful and material breach of any rule, regulation, or law to which you or the Company is subject; or (viii) willful failure (except in the event of your Disability) or refusal to substantially perform your material obligations to the Companies or any of their affiliates.
[2]	For purposes of this letter agreement, “Disability” shall mean that you have become entitled to long-term disability benefits under SC’s Executive Disability Plan or long-term disability plan.

11.	Failure to Hire	If the Companies (A) notify you (i) that their Boards of Directors have appointed you CFO of the Companies effective as of the Start Date, (ii) that Holdings’ Compensation Committee has approved the compensation in this letter agreement, and (iii) that the Companies have successfully completed background screening for criminal history and regulatory violations and verified your educational and job history (thus satisfying all contingencies to this offer) and (B) the Companies fail to hire you within 30 days following the Start Date, you will be treated as if you had become employed hereunder on your Start Date and your employment had been terminated by the Companies not for Cause 95 days later. The payments required by this paragraph are contingent on your fully cooperating, upon reasonable request, with the Companies in the approval of this letter agreement by Holdings’ Compensation Committee, the appointment of you as CFO by the Companies’ Boards of Directors, and the Companies’ standard onboarding process as previously described to you.

12.	With Good Reason	In the event you terminate your employment with Good Reason[3], you will have the same entitlements as provided in paragraph 10 above in the case of a termination not for Cause, subject to the same mutual release requirement.

13.	Death or Disability	You will be entitled to participate in the SC’s life and disability insurance plans subject to and on the same terms and conditions as the Companies’ other senior executives. SC will also purchase for you supplemental disability insurance coverage that will, combined with your other disability benefits, pay you, until you reach age 65, an annualized amount equal to 60% of your annualized base salary.

14.	Any Termination (including Cause/ Voluntary)

Upon any termination of your employment hereunder, you shall be entitled to prompt payment or provision of the following benefits:

(a) base salary through the Termination Date; and

(b) other or additional benefits (other than benefits that are duplicative of the benefits provided under other provisions of this letter agreement) in accordance with the then-applicable terms of any applicable plan, program, agreement, corporate governance document or other arrangement of either of the Companies or of any of their affiliates (collectively, “Company Arrangements”).

[3]	For purposes of this letter agreement, “Good Reason” shall mean the occurrence of any of the following events without your prior written consent: (i) any significant diminution in your duties, authorities, titles or offices; (ii) any change in the reporting structure so that you report to someone other than those identified in Section 1 of this letter agreement; (iii) any relocation of your own principal place of employment to a location more than 30 miles from Dallas, Texas; or (iv) any material breach by the Companies or any of their affiliates of any material obligation to you. No termination shall be effective as a termination with Good Reason unless (x) you give written notice to the Companies, within 60 days after first learning of the event(s) that constitute Good Reason, describing such event(s) in reasonable detail and requesting cure, (y) such event(s) are not fully cured within 30 days after you give such notice, and (z) you terminate your employment within 60 days after the cure period expires.

This offer is contingent on: (1) your appointment as Chief Financial Officer by the Companies’ Boards of Directors, effective as of the Start Date; (2) approval of this compensation package by the Compensation Committee of the Board of Holdings; and (3) your successful completion of background screening for criminal history and regulatory violations and verification of your educational and job history, and the offer will be open for acceptance by you through the fifth (5th) business day after you have been notified that all three contingencies have been satisfied. The Companies confirm, in particular, that they have already completed any reference checks that they deem appropriate. Other than the contingencies described in this paragraph, this offer of employment is otherwise unconditional, provided that it is understood certain elements of the compensation described herein will be subject to the terms and conditions of the applicable award agreements and of this offer letter.

This offer letter is subject to the covenants and agreements of Exhibit C, which is hereby incorporated by reference as if fully set forth herein. In return for your employment and the compensation described in this letter agreement, you agree to be bound by the terms, conditions, and covenants of Exhibit C.

All awards of RSUs will be subject to the terms of the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan (of which you have been provided a copy), to the extent that such Plan is consistent with the terms of this letter agreement. Further, the compensation described above is subject to any clawback or similar compensation recovery policy that either of the Companies is required to adopt, or comply with, under: the Capital Requirements Directive IV of the European Union; the Dodd-Frank Wall Street Reform and Consumer Protection Act; any rules or regulations issued by the Securities and Exchange Commission or by any national securities exchange in the United States on which Holdings securities are listed; or by any other applicable law or governmental regulation. Upon vesting, all of your RSU and other awards will be wholly non-forfeitable, except as provided in the immediately preceding sentence and the terms of the applicable award agreements.

If within one year following your Start Date you voluntarily terminate your employment without Good Reason and not due to your death or Disability, or SC terminates your employment for Cause, you must repay SC the full amount of the Cash Sign-on Bonus. If within one year following your Start Date you voluntarily terminate your employment other than due to your death or Disability, or SC terminates your employment for Cause, you must repay SC the full amount of the Relocation Bonus. To the extent permitted by applicable state law, you authorize SC to retain the amount that you owe SC under this paragraph from any and all compensation otherwise payable to you at the time of termination, including, but not limited to, unpaid wages, bonuses, commissions, accrued and unused PTO or other leave, and any severance payment to which you are entitled. To the extent that the amount owed is greater than this amount retained, or if no such earnings or severance payments are owed, you must remit this amount directly to SC within 30 days. You understand that if you fail to remit payment in full within the 30-day period, SC has the right to charge interest on the amount owed at the maximum rate allowed by law. You also understand that you will be responsible for any costs, fees or expenses (including attorney fees) incurred by SC related to any and all collection efforts. Similarly, if the Companies or any of their affiliates fail to make any payment, or provide any benefit, due to you within 30 days after it becomes due, SC will be responsible for any costs, fees or expenses (including attorney fees) incurred by you relating to any and all collection efforts.

This letter agreement, and arrangements described in it, are intended to comply with, or be exempt from, Internal Revenue Code Section 409A (“409A”). This letter agreement, and the arrangements described in it, will be administered in accordance with this intent. Any payments provided under this letter agreement to be made upon a termination of service that constitute deferred compensation subject to 409A shall only be made if such termination of service constitutes a “separation from service” under 409A. Notwithstanding anything in the letter agreement or elsewhere to the contrary, you will have no duties or responsibilities after the Termination Date that would be inconsistent with your having a “separation from service” under 409A on or before the Termination Date. Each installment payment provided under this letter agreement or otherwise will be treated as a separate identified payment for purposes of 409A. If you are a “specified employee” under 409A at the time of your separation from service, any payments to be made upon a separation from service that constitute deferred compensation subject to Section 409A and that are scheduled to be made within six months following your separation date will be delayed, without interest, and paid in a lump sum on the of the first payroll date to occur after the earlier of the six-month anniversary of your separation from service and the date of your death, and any payments otherwise scheduled to be made thereafter will be made in accordance with their original schedule.

In the event of any termination of your employment, you will have no obligation to seek other employment or otherwise mitigate the obligations of the Companies under this letter agreement or otherwise, and there will be no offset against amounts or benefits due to you under this letter agreement for any remuneration or other benefit earned or received by you after such termination.

You will at all times be entitled to the rights and protections currently provided under Article X of Holding’s Second Amended and Restated Certificate of Incorporation (of which you have been provided a copy).

All disputes and claims arising under or relating to this letter agreement, any other Company Arrangement, your employment with the Companies, or the termination of such employment, will (except to the extent otherwise provided in Paragraph I of Exhibit C) be submitted to and resolved by arbitration according to the terms of SC’s Arbitration Policy, a copy of which is attached as Exhibit D, provided that the arbitration will be conducted by a single arbitrator under the Commercial Arbitration Rules (and not the Employment Dispute Rules) of the American Arbitration Association, and that the arbitrator will have no jurisdiction to disregard any of the terms expressly set forth in this letter agreement.

Each of the Companies represents and warrants that (i) it is fully authorized, by action of any person or body whose action is required, to enter into this letter agreement and to perform their obligations under it, (ii) the execution, delivery and performance of this letter agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which either Company is a party or by which either Company is bound and (iii) upon the execution and delivery of this letter agreement by the parties hereto, this letter agreement shall be a valid and binding obligation of the Companies, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

The Companies consider all information related to associate compensation to be private and confidential. The Companies are “at-will” employers, meaning that either you or the Companies may terminate your employment relationship at any time in your or their sole discretion and without cause. Neither this letter nor any other communication by a representative of the management of the Companies other than in writing and signed by the CEO can vary this policy or create a contract of permanent employment for a specified period of time.

This letter agreement constitutes the entire agreement between you the Companies with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral (including any term sheet) with respect to the subject matter hereof. No provision of this letter agreement may be amended, nor may application of any of its provisions be waived, without the prior written consent of the party affected, and no such consent shall be effective unless it specifically identifies the provision(s) of this letter agreement that are being amended or waived. In the event of your death or a judicial determination of your incompetence, references in this letter agreement to you shall be deemed, where appropriate, to refer to your heirs, beneficiaries, estate, executor(s) or other legal representative(s). There will be no contractual or similar restrictions on your post-employment activities other than those set forth in Exhibit C. In the event of any conflict between the provisions of this letter agreement and the provisions of any other Company Arrangement, the provisions of this letter agreement will, to the extent more favorable to you, control. This letter agreement may be executed in counterparts, which together will constitute one and the same agreement. Signatures delivered by facsimile (including, without limitation, by “pdf”) will be deemed effective for all purposes.

Sincerely,

Santander Consumer USA Inc.

By:	/s/ Michelle Whatley

Name:	Michelle Whatley

Title:	Chief Human Resources Officer

Date:	12/1/2015

Your signature below represents your acceptance of this offer and that you understand and agree to the above conditions.

Ismail Dawood

/s/ Ismail Dawood
Date: 12/01/2015

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